12

                           EXHIBIT 11

                    OXFORD INDUSTRIES, INC.
               COMPUTATION OF PER SHARE EARNINGS
        SIX MONTHS AND QUARTERS ENDED NOVEMBER 29, 1996
                      AND DECEMBER 1, 1995
                          (UNAUDITED)


                        Six Months Ended               Quarter Ended
                  ------------------------------  --------------------------
                  November 29,     December 1,    November 29,   December 1,
                       1996           1995           1996            1995
                  ---------------   ------------   ------------   ----------
 Net Earnings        $10,074,000     $2,901,000   $6,599,000     $2,623,000

   Average Number of Shares
  Outstanding:

  Primary              8,745,029      8,802,440    8,709,136      8,793,512
  Fully diluted        8,747,440      8,808,214    8,709,875      8,805,171
  As reported*         8,741,465      8,707,324    8,707,924      8,714,170

 Net Earnings per Common Share:

  Primary                  $1.15          $0.33        $0.75          $0.30
  Fully diluted            $1.15          $0.33        $0.75          $0.30
  As reported*             $1.15          $0.33        $0.75          $0.30

* Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.